Exhibit 11

[SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP LETTERHEAD]

July 13, 2007

BlackRock Funds II
Bellevue Park Corporate Center
100 Bellevue Parkway
Wilmington, Delaware 19809

Re:	BlackRock Funds II Registration Statement on Form N-14 for GNMA Portfolio

Ladies and Gentlemen:

        We have acted as special Massachusetts counsel to BlackRock Funds II (the “Acquiring Trust”), a voluntary association with transferable shares organized and existing under and by virtue of the laws of the Commonwealth of Massachusetts (commonly referred to as a “Massachusetts business trust”), in connection with the filing of the Acquiring Trust’s Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), with the Securities and Exchange Commission (the “Commission”) on behalf of a separate series of the Acquiring Trust, GNMA Portfolio. The Registration Statement relates to the registration under the 1933 Act of common shares of beneficial interest of GNMA Portfolio (the “Shares”), to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement and Plan of Reorganization”) among the Acquiring Trust with respect to GNMA Portfolio and The GNMA Fund Investment Accumulation Program, Inc.

        This opinion is delivered in accordance with the requirements of Item 16 of Form N-14 under the 1933 Act.

        In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the following:

BlackRock Funds II
July 13, 2007

        (a) the Registration Statement, as filed with the Commission, dated June 5, 2007 and as it is proposed to be amended by Pre-Effective Amendment No. 1 to be filed on or about July 13, 2007, under the 1933 Act;

        (b) the certificate of Brian P. Kindelan, Assistant Secretary of the Acquiring Trust, dated as of the date hereof;

        (c) the Declaration of Trust of the Acquiring Trust, initially executed on April 26, 2007 and incorporated as Exhibit 1(a) of the Acquiring Trust’s registration statement on Form N-1A filed on May 3, 2007, as amended by Amendment No.1 to the Declaration of Trust and incorporated by reference as Exhibit 1(a) of the Acquiring Trust’s registration statement on Form N-1A filed on June 1, 2007 (the “Declaration of Trust”);

        (d) the Code of Regulations of the Acquiring Trust, dated April 26, 2007 and incorporated as Exhibit 2(a) of the Acquiring Trust’s registration statement on Form N-1A filed on May 3, 2007;

        (e) the resolutions adopted by the Board of Trustees of the Acquiring Trust relating to the Agreement and Plan of Reorganization, the authorization and issuance of the Shares pursuant to the Agreement and Plan of Reorganization, the filing of the Registration Statement and any amendments or supplements thereto and related matters;

        (f) the Form of Agreement and Plan of Reorganization incorporated as Appendix B of the Registration Statement; for purposes of this opinion we have assumed that the Agreement and Plan of Reorganization when executed by the Acquiring Trust and the other parties thereto will be substantively identical to the form incorporated as Appendix B and the no amendment thereto shall have been entered into on a prior to the date hereof; and

        (g) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify,

BlackRock Funds II
July 13, 2007

we have relied upon statements and representations of officers and other representatives of the Acquiring Trust or others.

        We do not express any opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts.

        Pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations of a Massachusetts business trust. Even if the Acquiring Trust were held to be a partnership, however, the possibility of the holders of the Shares incurring personal liability for financial losses of the Acquiring Trust appears remote because (a) Section 9.5 of the Declaration of Trust contains an express disclaimer of liability for holders of shares of beneficial interest of the Acquiring Trust, including the Shares, for the acts or obligations of the Acquiring Trust and requires that a recitation of such disclaimer be included in every note, bond, contract, order, or other undertaking issued by or on behalf of the Acquiring Trust or the trustees of the Acquiring Trust, and (b) Section 9.6 of the Declaration of Trust provides for indemnification out of the assets of the Acquiring Trust belonging to the classes of shares with the same alphabetical designation as that of the Shares owned by such shareholder for all loss and expense arising solely from being or having been a holder of such Shares.

        Based upon and subject to the foregoing and to the statements set forth above with respect to the liability of shareholders of a Massachusetts business trust, we are of the opinion that when (i) the Registration Statement shall become effective and (ii) the issuance of Shares by the Acquiring Trust on behalf of GNMA Portfolio pursuant to the Agreement and Plan of Reorganization (assuming the Agreement and Plan of Reorganization has been duly executed and delivered and is binding and enforceable upon the Acquiring Trust) has been validly authorized and, assuming certificates therefore have been duly executed, countersigned, registered and delivered, or shareholders’ accounts have been duly credited, and the Shares represented thereby have been fully paid for, such Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 11 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we

BlackRock Funds II
July 13, 2007

are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP